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                                                                  EXHIBIT 4(iii)


                       NATIONAL SERVICE INDUSTRIES, INC.

                          EMPLOYEE STOCK PURCHASE PLAN

                                   ARTICLE I

                                  INTRODUCTION

     1.1 STATEMENT OF PURPOSE. The purpose of the National Service Industries, Inc. Employee Stock Purchase Plan is to provide eligible employees of the Company and its Subsidiaries, who wish to become stockholders, an opportunity to purchase Common Stock of the Company. The Board of Directors of the Company believes that employee participation in ownership will be to the mutual benefit of both the employees and the Company.

     1.2 INTERNAL REVENUE CODE CONSIDERATIONS. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                              CERTAIN DEFINITIONS

     2.1 "ADMINISTRATOR" means the individual or committee (which may be a committee of the Board) appointed by the Board to administer the Plan, as provided in Section 6.5 hereof.

     2.2 "BOARD" means the Board of Directors of the Company.

     2.3 "CODE" means the Internal Revenue Code of 1986, as amended.

     2.4 "COMPANY" means National Service Industries, Inc., a Delaware corporation.

     2.5 "COMPENSATION" means the total remuneration paid, during the period of reference, to an Employee by the Company, including regular salary or wages, overtime payments, commissions and vacation pay, to which has been added (a) any elective deferral amounts by which the Employee has had his current remuneration reduced for the purposes of funding a contribution to any plan sponsored by the Company and satisfying the requirements of section 401(k) of the Code, and (b) any amounts by which the Employee's compensation has been reduced pursuant to a compensation reduction agreement between the Employee and the Company for the purpose of funding benefits through any cafeteria plan sponsored by the Company meeting the requirements of section 125 of the Code. There shall be excluded from "Compensation" for the purposes of the Plan, whether or not reportable as income by the Employee, bonuses, expense reimbursements of all types, payments in lieu of expenses, the Company contributions to any qualified retirement plan or other program of deferred compensation (except as provided above), the Company contributions to Social Security or worker's compensation, the costs paid by the Company in connection with fringe benefits and relocation, including gross-ups, and any amounts accrued for the benefit of Employee, but not paid, during the period of reference.

     2.6 "CONTINUOUS SERVICE" means the period of time during which the Employee has been employed by the Company or a Subsidiary and during which there has been no interruption of Employee's employment by the Company or a Subsidiary. For this purpose, periods of Excused Absence shall not be considered to be interruptions of Continuous Service. Continuous Service shall also include periods of service with the predecessor businesses of the Company and, at the election of the Company, may include periods of service with a corporation or other entity acquired by the Company after the Effective Date.

     2.7 "EFFECTIVE DATE" shall mean April 1, 1998, if by or within twelve months of that date, the Plan is or has been approved at a duly held meeting of the stockholders of the Company by the affirmative vote of the holders of the majority of outstanding Common Stock of the Company present, or represented, and entitled to vote at the meeting.

     2.8 "ELIGIBLE EMPLOYEE" means each Employee who has completed six (6) months of Continuous Service other than:

          (a) an Employee whose customary employment is for 20 hours or less per week,
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          (b) an Employee whose customary employment is for not more than five months in any calendar year,

          (c) an Employee who is deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, and

          (d) an Employee subject to the laws of a country which would prohibit the Employee's participation in the Plan.

     2.9 "EMPLOYEE" means each person employed by the Company or a Subsidiary.

     2.10 "EXCUSED ABSENCE" means absence pursuant to a leave of absence granted by the Company or any other entity constituting the Company, absence due to disability or illness, absence by reason of a layoff, or absence by reason of active duty in the armed forces of the United States. In no event may an Excused Absence exceed six (6) months in length (or, if longer and if applicable, the period of the individual's active duty in the armed forces of the United States and such period thereafter as such individual's right to reemployment by the Company is protected by law), and any absence shall cease to be an Excused Absence upon the earlier of (a) the last day of the calendar month in which the duration of the absence reaches six (6) months or (b) the last day of the calendar month in which the leave expires by its terms, the layoff ends by recall or permanent separation from service, or recovery from illness or disability occurs.

     2.11 "FAIR MARKET VALUE" means, with respect to Stock, the fair market value of such stock, as determined in good faith by the Administrator; provided, however, that

          (a) if the Stock is admitted to trading on a national securities exchange, Fair Market Value on any date shall be the last sale price reported for the Stock on such exchange on such date or, if no sale was reported on such date, on the last date preceding such date on which a sale was reported,

          (b) if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other comparable quotation system and has been designated as a National Market System ("NMS") security, Fair Market Value on any date shall be the last sale price reported for the Stock on such system on such date or on the last day preceding such date on which a sale was reported, or

          (c) if the Stock is admitted to Quotation on NASDAQ and has not been designated a NMS Security, Fair Market Value on any date shall be the average of the highest bid and lowest asked prices of the Shares on such system on such date.

     2.12 "OFFERING" means the offering of shares of Stock under the Plan.

     2.13 "OFFERING DATE" means the first business day of each Purchase Period during which the Plan is in effect, commencing with the first business day on or after the Effective Date.

     2.14 "PARTICIPANT" means each Eligible Employee who elects to participate in the Plan.

     2.15 "PURCHASE DATE" means the last business day of each Purchase Period.

     2.16 "PLAN" means the National Service Industries, Inc. Employee Stock Purchase Plan, as the same is set forth herein and as the same may hereafter be amended.

     2.17 "PURCHASE AGREEMENT" means the document prescribed by the Administrator pursuant to which an Eligible Employee has enrolled to be a Participant or such electronic equivalent as may be permitted by the Administrator.

     2.18 "PURCHASE PERIOD" means the calendar quarter beginning each January 1, April 1, July 1, and October 1.

     2.19 "PURCHASE PRICE" means such term as it is defined in Section 4.3 hereof.

     2.20 "STOCK" means the Common Stock, par value $1.00 per share, of the Company.

     2.21 "STOCK PURCHASE ACCOUNT" means an account consisting of all amounts withheld from an Employee's Compensation or otherwise paid into the Plan for the purpose of purchasing shares of Stock for such Employee under the Plan, reduced by all amounts applied to the purchase of Stock for such Employee under the Plan.

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     2.22 "SUBSIDIARY" shall mean a corporation described in section 424(f) of the Code that has, with the permission of the Administrator, adopted the Plan. The participating Subsidiaries on the Effective Date are listed on Schedule A attached hereto.

                                  ARTICLE III

                           ADMISSION TO PARTICIPATION

     3.1 INITIAL PARTICIPATION. Only Eligible Employees may participate in the Plan. Eligible Employees who are covered by a collective bargaining agreement may participate unless the representative for such collectively bargained employees elects for such group of employees not to participate in the Plan. Any Eligible Employee may elect to be a Participant and may become a Participant by executing and filing with the Administrator a Purchase Agreement at such time in advance and on such forms as prescribed by the Administrator, or through telephone or other electronic arrangements as may be established by the Administrator. The effective date of an Eligible Employee's participation shall be the Offering Date next following the date on which the Administrator receives from the Eligible Employee a properly filed Purchase Agreement. Participation in the Plan will continue automatically from one Purchase Period to another unless notice is given pursuant to Section 3.2.

     3.2 VOLUNTARY DISCONTINUANCE OF PARTICIPATION. Any Participant may voluntarily withdraw from the Plan by filing a Notice of Withdrawal with the Administrator at such time in advance and on such forms, or using such other procedures, as the Administrator may specify. Upon such withdrawal, there shall be paid to the Participant the amount, if any, standing to his credit in his Stock Purchase Account. The delivery of certificates representing the shares of Stock held for such Participant under the Plan shall be handled in the manner provided in Section 4.6.

     3.3 INVOLUNTARY DISCONTINUANCE OF PARTICIPATION. If a Participant ceases to be an Eligible Employee other than by death, the entire amount, if any, standing to the Participant's credit in his Stock Purchase Account shall be refunded to him. Notwithstanding the foregoing, should a Participant cease to be an Eligible Employee (as a result of the restrictions in Section 2.8(c)) by reason of being granted an option to purchase Stock under a stock option plan maintained by the Company, such Participant may continue to participate only through the end of the Purchase Period during which such option was granted. The delivery of certificates representing the shares of Stock held for such Participant under the Plan shall be handled in the manner provided in Section 4.6.

     3.4 READMISSION TO PARTICIPATION. Any Eligible Employee who has previously been a Participant, who has discontinued participation, and who wishes to be reinstated as a Participant may again become a Participant for any subsequent Purchase Period by executing and filing with the Administrator, at such time in advance as the Administrator shall determine, a new Purchase Agreement on forms provided by the Administrator, or through telephone or other electronic arrangements as may be established by the Administrator. Reinstatement to Participant status shall be effective as of the Offering Date next following the date on which the Administrator receives from the Eligible Employee the properly filed Purchase Agreement.

                                   ARTICLE IV

                                 STOCK PURCHASE

     4.1 RESERVATION OF SHARES. Except as provided in the antidilution provisions of Section 5.2 hereof, the aggregate number of shares of Stock that may be purchased under the Plan shall not exceed 1,500,000 shares. Shares of Stock issued pursuant to the Plan may be either unissued shares of Stock, Stock held in treasury, or shares of Stock acquired in the market or directly from shareholders.

     4.2 LIMITATION ON SHARES AVAILABLE. Subject to the other limitations set forth in the Plan, the maximum number of shares of Stock that may be purchased for each Participant on a Purchase Date is the lesser of (a) the number of whole and fractional shares of Stock that can be purchased by applying the full balance of his Stock Purchase Account to such purchase of shares at the Purchase Price (as hereinafter determined), (b) the number of shares of Stock that would not cause the Participant to exceed the limit of Section 2.8(c), or (c) an amount equal to 10% of the Participant's expected Purchase Period Compensation

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divided by the Fair Market Value of the Stock on the Offering Date. A
Participant's expected Purchase Period Compensation shall be determined by multiplying his normal hourly or weekly rate of Compensation (as in effect on the last day prior to such Offering Date) by the number of regularly scheduled hours or weeks of work for such Participant during the Purchase Period. Any portion of a Participant's Stock Purchase Account that cannot be applied by reason of the foregoing limitation shall remain in the Participant's Stock Purchase Account for application to the purchase of Stock on the next Offering Date (unless withdrawn before such next Offering Date).

     4.3 PURCHASE PRICE OF SHARES. The Purchase Price per share of Stock purchased for Participants pursuant to any Offering shall be the sum of (a) eighty-five percent (85%) of the Fair Market Value of such share on the Offering Date on which such Offering commences or on the Purchase Date on which such Offering expires, whichever is lower, and (b) any transfer, excise, or similar tax imposed on the transaction pursuant to which such share of Stock is purchased. If the Purchase Date with respect to the purchase of Stock is a day on which the stock is selling ex-dividend but is on or before the record date for such dividend, then for Plan purposes the Purchase Price per share will be increased by an amount equal to the dividend per share. In no event shall the Purchase Price be less than the par value of the Stock.

     4.4 ESTABLISHMENT OF STOCK PURCHASE ACCOUNT. Each Participant shall authorize payroll deductions from Compensation for the purposes of funding his Stock Purchase Account. In the Purchase Agreement, each Participant shall authorize a deduction from each payment of his Compensation during a Purchase Period, which deduction shall be not less than $10.00 nor more than ten percent (10%) of the gross amount of such payment, subject to Section 4.5(b). The Administrator or its designee may require that any payroll deduction must be made in whole percentages (i.e., 1%, 2%, 3%, etc.) and not in any fraction of a percentage. In addition, the Administrator may allow, in its sole discretion and subject to such terms and procedural requirements as it may establish, for the delivery of payments by Participants directly to the Administrator or its designee, provided, however, that the total payroll deductions and direct cash payments may not exceed, in the aggregate for any calendar year, ten percent (10%) of the total Compensation paid such Participant for the respective calendar year. Subject to Section 3.2, a Participant may not reduce or increase his payroll deduction rate during any Purchase Period. However, a Participant may change the deduction to any permissible level for any subsequent Purchase Period by filing notice thereof at such time preceding the Offering Date on which such subsequent Purchase Period commences as the Administrator shall determine.

     4.5 EXERCISE OF PURCHASE PRIVILEGE.  (a) Subject to the provisions of
Section 4.2 above, on each Purchase Date there shall be purchased for the Participant at the Purchase Price the largest number of whole and fractional shares of Stock that can be purchased with the entire amount standing to the Participant's credit in his Stock Purchase Account.

     (b) Notwithstanding anything contained herein to the contrary, (i) a Participant may not during any calendar year purchase shares of Stock having an aggregate Fair Market Value, determined at the time of each Offering Date during such calendar year, of more than $25,000, and (ii) all rights to purchase Stock offered on an Offering Date must be exercised within twenty-seven (27) months of such Offering Date.

     4.6 SHARE OWNERSHIP; ISSUANCE OF CERTIFICATES. (a) The shares purchased for a Participant on a Purchase Date shall, for all purposes, be deemed to have been issued and/or sold at the close of business on such Purchase Date. Prior to that time, none of the rights or privileges of a stockholder of the Company shall inure to the Participant with respect to such shares. All the shares of Stock purchased under the Plan shall be delivered by the Company in a manner as determined by the Administrator in accordance with Section 4.6(b).

     (b) The Administrator, in its sole discretion, may determine the method for delivering shares of Stock by the Company including, but not limited to, (i) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased for all Participants on a Purchase Date or during a calendar year to a member firm of the New York Stock Exchange which is also a member of the National Association of Securities Dealers, Inc., as selected by the Administrator from time to time, which shares shall be maintained by such member firm in separate accounts for each Participant, or (ii) by issuing and delivering a certificate or certificates for the number of shares of Stock purchased for all Participants on a Purchase Date or during the

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calendar year to a bank or trust company or affiliate thereof, as selected by the Administrator from time to time, which shares shall be maintained by such bank or trust company or affiliate in separate accounts for each Participant. In addition, the Administrator may periodically issue and deliver to the Participant a certificate for the number of whole shares of Stock purchased for such Participant on a Purchase Date or during such other time period as the Administrator may determine. Each Participant shall have full shareholder rights with respect to all shares of Stock purchased under the Plan, including, but not limited to, voting, dividend and liquidation rights. Shares which are held in the name of the Company or its agent as the nominee for the Participant will be covered by proxies provided to such Participant by the Company or its agent. Unless provided otherwise, cash dividends paid on Stock issued under the Plan will be automatically reinvested. A Participant may withdraw certificates for his shares of Stock credited to his account at any time by a written request for such withdrawal delivered to the Administrator or its designee, or through telephone or other electronic arrangements as may be established by the Administrator. Upon any such request, the Company will promptly distribute such certificates to the requesting Participant. Distributions of stock certificates will be made promptly after the death, disability, retirement or other termination of employment of a Participant. In the event of a Participant's death, such stock certificates will be distributed to the Participant's estate.

                                   ARTICLE V

                              SPECIAL ADJUSTMENTS

     5.1 SHARES UNAVAILABLE. If, on any Exercise Date, the aggregate funds available for the purchase of Stock would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the following events shall occur:

          (a) The number of shares that would otherwise be purchased for each Participant shall be proportionately reduced on the Purchase Date in order to eliminate such excess;

          (b) The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted; and

          (c) Any amounts remaining in the respective Stock Purchase Accounts of the Participants shall be repaid to such Participants.

     5.2 ANTIDILUTION PROVISIONS. The aggregate number of shares of Stock reserved for purchase under the Plan, as hereinabove provided, and the calculation of the Purchase Price per share may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of Stock resulting from a recapitalization, reclassification, stock split-up, stock dividend, combination of shares, or transaction having similar effect. Any such adjustment shall be made by the Administrator acting with the consent of, and subject to the approval of, the Board.

     5.3 EFFECT OF CERTAIN TRANSACTIONS. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger or consolidation, or if the Company shall be merged for the purpose of changing the jurisdiction of its incorporation, any Offering hereunder shall pertain to and apply to the shares of stock of the Company or the survivor. However, in the event of a dissolution or liquidation of the Company, or of a merger or consolidation in which the Company is not the surviving or resulting corporation, the Plan and any Offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger, or consolidation, and the balance then standing to the credit of each Participant in his Stock Purchase Account shall be returned to him.

                                   ARTICLE VI

                                 MISCELLANEOUS

     6.1 NONALIENATION. The right to purchase shares of Stock under the Plan is personal to the Participant, is exercisable only by the Participant during his lifetime except as hereinafter set forth, and may not be assigned or otherwise transferred by the Participant.

     6.2 DEATH OF THE PARTICIPANT. Upon the death of the Participant, the entire amount then standing to the credit of the Participant in his Stock Purchase Account shall be distributed to the Participant's estate.
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     6.3 ADMINISTRATIVE COSTS.  Other than any transfer, excise, or similar taxes imposed on the transaction pursuant to which any shares of Stock are purchased, the Company or a Subsidiary shall pay all administrative expenses associated with the operation of the Plan.

     6.4 COLLECTION OF TAXES. The Company shall be entitled to require any Participant to remit, through payroll withholding or otherwise, any tax that it determines it is so obligated to collect with respect to the issuance of Stock hereunder, or the subsequent sale or disposition of such Stock, and the Administrator shall institute such mechanisms as shall insure the collection of such taxes.

     6.5 ADMINISTRATOR. The Board shall appoint an Administrator, which shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan. The Administrator shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the Purchase Agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder. The Administrator shall have the fullest discretion permissible under law in the discharge of its duties. The Administrator's interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive.

     6.6 AMENDMENT OF THE PLAN. The Board may amend the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company's stockholders at or before the next annual meeting of stockholders for which the record date is set after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise in its discretion determine to submit other such changes to the Plan to stockholders for approval; provided, however, that no such action may (i) without the consent of an affected Participant, materially impair the rights of such Participant with respect to any shares of Stock theretofore purchased for him under the Plan, or (ii) disqualify the Plan under section 423 of the Code.

     6.7 TERMINATION OF THE PLAN. Subject to Section 5.1, the Plan shall continue in effect unless terminated pursuant to action by the Board, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant. Upon the termination of the Plan, the balance, if any, then standing to the credit of each Participant in his Stock Purchase Account shall be refunded to him and the certificates representing the shares of Stock shall be handled in the manner provided in Section 4.6.

     6.8 REPURCHASE OF STOCK. The Company shall not be required to purchase or repurchase from any Participant any of the shares of Stock that the Participant acquired under the Plan.

     6.9 NOTICE. A Purchase Agreement and any notice that a Participant files pursuant to the Plan shall be on the form prescribed by the Administrator and shall be effective only when received by the Administrator or its designee. Delivery of such forms may be made by hand or by certified mail, sent postage prepaid, to the address specified by the Administrator. Delivery by any other mechanism shall be deemed effective at the discretion of the Administrator.

     6.10 GOVERNMENT REGULATION. The Company's obligation to sell and to deliver the Stock under the Plan is at all times subject to all approvals of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

     6.11 HEADINGS, CAPTIONS, GENDER. The headings and captions herein are for convenience of reference only and shall not be considered as part of the text. The masculine shall include the feminine, and vice versa.

     6.12 SEVERABILITY OF PROVISIONS; PREVAILING LAW. The provisions of the Plan shall be deemed severable. If any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change). The Plan shall be governed by the laws of the State of Delaware, to the extent such laws are not in conflict with, or superseded by, federal law.

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                                                                       Page 14

                                 AMENDMENT NO. 1
                                       TO
                        NATIONAL SERVICE INDUSTRIES, INC.
                          EMPLOYEE STOCK PURCHASE PLAN



                  THIS AMENDMENT is made as of the 24th day of March, 1998, by NATIONAL SERVICE INDUSTRIES, INC., a Delaware corporation (the "Company");


                              W I T N E S S E T H:


                  WHEREAS, the Board of Directors of the Company adopted the National Service Industries, Inc. Employee Stock Purchase Plan ("Plan") on September 23, 1997, and the Company's shareholders approved the plan on January 7, 1998; and

                  WHEREAS, the Company now desires to amend the Plan to clarify the definition of compensation and to make other amendments as hereinafter provided;

                  NOW, THEREFORE, for and in consideration of the premises contained herein, the Plan is hereby amended as follows:

                                       1.

                  Section 2.5 is hereby amended by deleting the existing section in its entirety and substituting the following therefor:

                  "2.5 "COMPENSATION" means the total remuneration paid, during the period of reference, to an Employee by the Employer, including regular salary or wages, overtime payments, bonuses, commissions and vacation pay, to which has been added (a) any elective deferral amounts by which the Employee has had his current remuneration reduced for the purposes of funding a contribution to any plan sponsored by the Employer and satisfying the requirements of section 401(k) of the Code, and (b) any amounts by which the Employee's compensation has been reduced pursuant to a compensation reduction agreement between the Employee and the Employer for the purpose of funding benefits through any cafeteria plan sponsored by the Employer meeting the requirements of section 125 of the Code. There shall be excluded from "Compensation" for the purposes of the Plan, whether or not reportable as income by the Employee, expense reimbursements of all types, payments in lieu of expenses, the Employer contributions to any qualified retirement plan or other program of deferred compensation (except as provided above), the Employer contributions to Social Security or worker's compensation, the costs paid by the Employer in connection with fringe benefits and relocation, including gross-ups, and any amounts accrued for the benefit of Employee, but not paid, during the period of reference."


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                                       2.


                  Article II is hereby amended by adding a new section 2.10 as follows and by renumbering the existing sections 2.10 to 2.22 accordingly:

                  "2.10 "EMPLOYER" means the Company and each Subsidiary."

                                       3.

                  Section 2.13 (renumbered 2.14 as a result of this Amendment) is hereby amended by deleting the current section in its entirety and substituting the following therefor:

                  "2.14 "OFFERING DATE" means the first business day of each Purchase Period during which the Plan is in effect; provided, however, that the initial Offering Date ("Initial Offering Date") shall be the first business day after the Effective Date as of which the Administrator determines that participation in the Plan can be offered to Eligible Employees."

                                       4.

                  Section 2.18 (renumbered as 2.19 as a result of this Amendment) is hereby amended by adding the following at the end of the present sentence:

                  ", provided that the initial Purchase Period ("Initial Purchase Period") shall be the short period beginning on the Initial Offering Date and ending on the last day of the calendar quarter in which such Initial Offering Date falls."

                                       5.

                  Section 3.1 is hereby amended by adding the following at the end of the fourth sentence, prior to the last sentence of such section:

                  "; provided, however, that the Initial Offering Date may precede receipt of the Eligible Employee's Purchase Agreement."

                                       6.


                  Section 3.4 is hereby amended by deleting the existing section in its entirety and substituting the following therefor:


                  "3.4 READMISSION TO PARTICIPATION. Any Eligible Employee who has previously been a Participant, who has discontinued participation, and who wishes to be reinstated as a Participant may become a Participant after a waiting period determined by the Administrator and applied consistently to all Participants (currently two full Purchase Periods) by executing and filing with the Administrator, at such time in advance as the Administrator shall determine, a new Purchase Agreement on forms provided by the Administrator, or through


                                      -2-

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         telephone or other electronic arrangements as may be established by the
         Administrator. Reinstatement to Participant status shall be effective as of the Offering Date next following the later of (i) expiration of the waiting period, and (ii) the date on which the Administrator receives from the Eligible Employee the properly filed Purchase Agreement, provided that such Purchase Agreement is filed no later than the deadline in advance of such Offering Date as prescribed by the Administrator."

                                       7.

                  Section 4.4 is hereby amended by deleting the second full sentence of such section and substituting the following sentences therefor:

                  "In the Purchase Agreement, each Participant shall authorize a deduction from each payment of his Compensation during a Purchase Period, which deduction shall be not more than ten percent (10%) of the gross amount of such payment, subject to Section 4.5(c), and not less than any minimum amount established by the Plan Administrator or its designee. If a Participant is employed by more than one Employer, such Participant can elect to have up to ten percent (10%) of his Compensation from all Employers deducted from the payment of Compensation by a single Employer."

                                       8.

                  Section 6.3 is hereby amended by deleting the section in its entirety and substituting the following therefor:


                  "6.3 ADMINISTRATIVE COSTS. The Company or a Subsidiary will pay the expenses incurred in the administration of the Plan other than any fees or transfer, excise, or similar taxes imposed on the transaction pursuant to which any shares of Stock are purchased. The Participant will pay any transaction fees or commissions on any sale of the shares of Stock and may also be charged the reasonable costs associated with issuing a stock certificate."

                                       9.

                  These amendments to the Plan shall be effective as of the day and year first above written. Except as hereby modified, the Plan shall remain in full force and effect.


                  IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 1 the day and year first above written.

                                    NATIONAL SERVICE INDUSTRIES, INC.


                                    By: /s/ David Levy
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